Exhibit 10.2

FIRST AMENDMENT TO PLAIN ENGLISH GROWTH CAPITAL

LOAN AND SECURITY AGREEMENT

This First Amendment to Plain English Growth Capital Loan and Security Agreement (this “Agreement”) is made and entered into as of October 20, 2011, by and among GEVO, INC. (“Gevo” or “You”) and TRIPLEPOINT CAPITAL LLC (“TriplePoint” or “Us”; together with Gevo, the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Agreement (as defined below).

RECITALS

A. Gevo and TriplePoint have entered into that certain Plain English Growth Capital Loan and Security Agreement dated as of August 5, 2010 (including all annexes, exhibits and schedules thereto, and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which TriplePoint has provided loans and other financial accommodations to or for the benefit of Gevo upon the terms and conditions contained therein.

C. Gevo and TriplePoint have agreed to make certain amendments to the Loan Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Amendment to Loan Agreement. Gevo and TriplePoint hereby agree as follows:

(a) The subsubsections titled “Facility Production” and “Initial Public Offering” under the subsection titled “Optional Interest-Only Periods” contained in Section 9 of the Loan Agreement are hereby amended and restated in their entirety as follows:

“Facility Production. If on or before June 30, 2012, (i) You are current on all payments due and payable in respect of all Secured Obligations, (ii) no Default or Event of Default has occurred and is continuing, and (iii) You have delivered to Us written notice that the Opco Facility is producing commercial scale isobutanol and We have received evidence reasonably satisfactory to Us of same, then You may elect (by delivery to Us of a notice of election not more than ten (10) Business Days after the end of the calendar month in which the Opco Facility begins producing commercial scale isobutanol), effective as of the last day of the month during which in which You have provided Us the notice of election, to make interest-only payments for the payment due under the Promissory Notes on the next scheduled payment date and on the payment dates occurring during the five (5) months immediately following such date (the “Production Interest-Only Period”), followed by equal monthly installments of principal and interest for the remaining term.

Initial Public Offering. If as of any date during the term of this Agreement, (i) You are current on all payments due and payable in respect of all Secured Obligations, (ii) no Default or Event of Default has occurred and is continuing, and You have delivered to Us written notice of the successful consummation of an initial public offering by Gevo, Inc. in which Gevo, Inc. received net offering proceeds, after deduction of all fees, commissions and other costs and expenses in connection therewith, of not less than $50,000,000 with evidence reasonably satisfactory to Us in Our good faith discretion, then You may elect (by delivery to Us of a notice of election not more than ten (10) Business Days after the end of the calendar month in which the successful consummation of an initial public offering occurred), effective as of the last day of the month during which in which You have provided Us the notice of election, to make interest-only payments for the next payment due under the Promissory Notes that would otherwise be required to include principal and on each of the payment dates occurring during the five (5) months immediately following such payment (the “IPO Interest-Only Period”; and together with the Production Interest-Only Period, each an “Interest Only-Period”), followed by equal monthly installments of principal plus interest due thereon for the remaining term.”

(b) The subsection titled “Litigation” contained in Section 11 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Litigation. Except as set forth on Schedule 9 (as such Schedule may be updated from time to time by delivery of written notice to Us for events occurring after the Closing Date), there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to Your knowledge, threatened against or affecting You or any of the business, property or rights of You.”

(c) The subsection titled “Material Adverse Effect” contained in Section 11 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Material Adverse Effect. During the period commencing with the delivery of Your July 2011 financial statements and continuing through the Closing Date, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred or is continuing.”

(d) The subsection titled “Operation of Business” contained in Section 11 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Operation of Business. Except for matters described below that could not reasonably be expected to result in a Material Adverse Effect and for matters disclosed on Schedule 9 (as such Schedule may be updated from time to time by delivery of written notice to Us for events occurring after the Closing Date), (a) to Your knowledge You own, possess, have access to, or can become licensed on reasonable terms under all patents, patent applications, trademarks, trade names, inventions, franchises, licenses, permits, computer software and copyrights necessary for the operation of Your business as now conducted, with no known infringement of, or conflict with, the rights of others; (b) to Your knowledge You have taken reasonable measures to avoid liability from infringement by third parties using Your facilities; and (c) You have at all times operated Your business in compliance in all material respects with all applicable provisions of the Federal Fair Labor Standards Act, as amended.”

(e) The subsection titled “Dividends and Distributions” contained in Section 12 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Dividends and Distributions. Prior to the consummation of Your initial public offering, You will not, without Our prior written consent, declare or pay any Cash dividend or make a Cash distribution on, or repurchase or redeem, any class of Your Stock; except, that at any time: (a) You may make distributions to current or former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) of You or Your Subsidiaries on account of redemptions or repurchases of Stock of You held by such Persons, pursuant to employee repurchase plans upon an employee’s death or termination of employment so long as the aggregate amount of such other distributions made by You during the term of this Agreement does not exceed $500,000 in the aggregate, (b) You may make distributions to current or former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) of You or Your Subsidiaries, solely in the form of forgiveness of Indebtedness of such Persons owing to You on account of redemptions or repurchases of the Stock of You or held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Your Stock, and (c) as may be required in connection with the transactions described in item number 6 on Schedule 8.”

(f) Section 21 of the Loan Agreement is hereby amended by adding the following definition in the appropriate alphabetical order:

““Amendment Closing Date” means October 20, 2011.”

(g) The definition of “Agri-Energy Loan Agreement” contained in Section 21 of the Loan Agreement is hereby amended and restated in its entirety as follows:

““Agri-Energy Loan Agreement” means that certain Amended and Restated Plain English Growth Capital Loan and Security Agreement entered into by and between Us, Devco and Opco. dated as of October 20, 2011.”

(h) The definition of “Permitted Disposition” contained in Section 21 of the Loan Agreement is hereby amended and restated in its entirety as follows:

““Permitted Disposition” means (a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or no longer useful in the ordinary course of business and leases or subleases of real property no longer used or no longer useful in the conduct of the business of You and Your Subsidiaries; (b) sales of Inventory to buyers in the ordinary course of business and/or the entering into of marketing, distribution, supply, off take, development, or like agreements relating to the sale of Inventory in the ordinary course of business and containing standard or customary terms for such agreements (which terms may include, without limitation, rights of first offer and/or exclusivity arrangements); (c) the use or transfer of Cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (d)(i) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights or (ii) non-perpetual exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights with respect to geographic area, fields of use and customized products for specific customers that would not result in a transfer of title of the licensed property under applicable law, all given in the ordinary course of Your business; (e) the granting of Permitted Liens; (f) the sale, assignment, transfer, disposition, or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (g) any involuntary loss, damage or destruction of property; (h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property; (h) the sale or issuance of Stock of a Parent; (i)(i) the lapse of registered patents, trademarks, copyrights and other intellectual property of You and Your Subsidiaries to the extent not economically desirable in the conduct of or material to their business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business that are not material to Your business; (j) the making of a Permitted Investment; (k) the making of a Permitted Intercompany Advance; (l) dispositions of assets in exchange or trade in for similarly valued assets so long as the assets so received by You or Your Subsidiaries have a fair market value that is reasonably equivalent to the fair market value of the assets so disposed by You or Your Subsidiaries; provided that if such assets are material to Your business, they are exchanged or traded for similar assets that are used for a similar purposes, and provided further, however, that nothing in this clause (l) shall prevent You or Your Subsidiaries from receiving or paying cash consideration in connection with the disposition of assets in exchange for similarly valued assets contemplated by this clause (l); (m) dispositions of assets in exchange for, or replaced by, an upgrade or a new model of such asset; provided, however, that nothing in this clause (m) shall require the same brand, type or kind of asset to be purchased as the asset being exchanged or replaced in order for this clause (m) to be applicable so long the new asset is used for a similar purpose; (n) the leasing or subleasing of assets of You or Your Subsidiaries in the ordinary course of business; (o) the disposition of assets in connection with the retrofit of any renewable fuel production facility; (p) dispositions of assets in connection with maintenance and updating of any renewable fuel production facility for fair market value; (q) leases and subleases of farmland; and (r) sales or dispositions of assets not otherwise permitted by the foregoing clauses so long as the aggregate fair market value of all such assets disposed of in any fiscal year (including the proposed disposition) would not exceed $500,000.”

(i) The definition of “Permitted Indebtedness” contained in Section 21 of the Loan Agreement is hereby amended and restated in its entirety as follows:

““Permitted Indebtedness” means (a) Indebtedness of any of You in favor of Us; (b) Indebtedness of You existing at the Execution Date or the Amendment Closing Date and disclosed on Schedule 1; (c) Indebtedness incurred for the acquisition of services, supplies or inventory on normal trade credit in the ordinary course of business; (d) Subordinated Indebtedness; (e) Permitted Purchase Money Indebtedness; (f) Indebtedness consisting of (i) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions and (ii) unsecured guarantees with respect to Indebtedness of You or Your Restricted Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness; (g) endorsement of instruments or other payment items for deposit in the ordinary course of business; (h) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds; (i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to You or Your Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year, (j) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(k) unsecured Indebtedness of You or Your Affiliates owing to employees, former employees, officers, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the redemption by You or Your Affiliates of the Stock of You or Your Affiliates that has been issued to such Persons, so long as (i) no Event of Default has occurred and is continuing or would immediately result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $100,000 and (iii) such Indebtedness is subordinated in right of payment to the Indebtedness and other obligations under the Loan Documents on terms and conditions reasonably acceptable to Us; (l) Indebtedness composing Permitted Investments; (m) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, or purchase cards (including so-called “procurement cards” or “P-cards”), in each case, incurred in the ordinary course of business provided the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $200,000; (n) accrual of interest on Indebtedness otherwise permitted under Section 12, accretion or amortization of original issue discount with respect to Indebtedness otherwise permitted under Section 12 or Indebtedness incurred as a result of payment of interest in kind on Indebtedness otherwise permitted under Section 12, to the extent that such interest or original issue discount accrues pursuant to the documents evidencing such Indebtedness as in effect at the time when such Indebtedness is initially incurred; (o) any other unsecured Indebtedness incurred by You or any of Your Restricted Subsidiaries in an aggregate outstanding amount not to exceed $100,000 at any one time; (p) Indebtedness in respect of or Cash Management Services in each case, incurred in the ordinary course of business, (q) Indebtedness in respect of reimbursement obligations associated with letters of credit issued to Your utility providers in the ordinary course of business as deposits to secure performance of Your obligations to such utility providers; (r) intentionally removed; (s) the incurrence by You or Your Restricted Subsidiaries of Indebtedness under hedge agreements that are entered into for the bona fide purpose of hedging the interest rate or commodity risk associated with You and Your Restricted Subsidiaries’ operations in the ordinary course of business and not for speculative purposes; (t) Indebtedness secured by the Lien permitted pursuant to clause (w) of the definition of Permitted Lien, (u) Indebtedness incurred under the Lighthouse Loan Documents; (v) Indebtedness in respect of or Cash Management Services in each case, incurred in the ordinary course of business, (w) Indebtedness under the “Loan Documents” (as such term is defined in the Agri-Energy Loan Agreement), (x) Indebtedness with respect to mortgages on real property, fixtures and obligations assumed or guaranteed by You or other relocation expenses advanced by You in connection with the relocation of Your or any of Your Subsidiaries’ officers or employees in an aggregate amount that does not exceed $500,000 outstanding at any one time; (y) Indebtedness in respect of reimbursement obligations in respect of that certain Irrevocable Standby Letter of Credit No. SVBSF004981 dated as of November 30, 2007 issued by Silicon Valley Bank on behalf of Gevo, Inc. to Gevo, Inc.’s landlord, Luzenac America, Inc. in the amount of $238,089; (z) Indebtedness to CDP, LLC in connection with the purchase of the outstanding Class B Interests of Devco by Gevo, Inc.; (aa) Permitted Intercompany Advances; (bb) to the extent either (i) existing on the Closing Date (after giving effect to the Agri-Energy Acquisitions) or (ii) entered into in the ordinary course of business, deferred payment contracts for the purchase of corn; and (cc) extensions, refinancings, modifications, amendments and restatements of any item of Permitted Indebtedness (a) though (bb) above, provided that the principal amount thereof is not increased.”

(j) The definition of “Permitted Investment” contained in Section 21 of the Loan Agreement is hereby amended and restated in its entirety as follows:

““Permitted Investment” means (a) Investments of You that are in existence on the Execution Date or the Amendment Closing Date and described on Schedule 5; (b) Investments in Cash and Cash Equivalents; (c) so long as no Event of Default has occurred and is continuing, temporary advances to employees to cover incidental expenses to be incurred in the ordinary course of business, in an aggregate outstanding amount not to exceed $50,000 at any time; (d) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and/or in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (e) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business; (f) advances made in connection with purchases of goods or services in the ordinary course of business; (g) guarantees permitted under the definition of Permitted Indebtedness; (h) Permitted Intercompany Advances; (i) Stock or securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a You or Your Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims; (j) deposits of Cash made in the ordinary course of business to secure performance of operating leases, (k) non-Cash loans and advances to employees, officers, and directors of You or any of Your Subsidiaries for the purpose of purchasing Stock in a Parent so long as (i) the proceeds of such loans are used in their entirety to purchase such Stock in a Parent in an aggregate amount not to exceed (A) with respect to all times prior to Your initial public offering, $3,000,000 at any one time, and (B) with respect to all times after Your initial public offering, $500,000 at any one time, and (ii) so long as no Event of Default has occurred and is continuing, temporary loan and advances to employees and officers of You or any of Your Subsidiaries to cover incidental expenses to be incurred in the ordinary course of business and in an aggregate amount not to exceed $100,000 at any one time; (l) the transactions permitted pursuant to Section 12 of this Agreement; (m) advances and prepayments to non-Affiliate suppliers of goods and services in the ordinary course of business and consistent with past practice; (n) equity Investments by You in any of Your Subsidiaries which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law; (o) Investments in the form of capital contributions and the acquisition of Stock made by You or by Devco in Opco; (p) the Agri-Energy Acquisitions; (q) Investments resulting from entering into agreements relative to Indebtedness that is permitted under clauses (s), (t), (x) and/or (z) of the definition of Permitted Indebtedness; (r) Investments in Unrestricted Subsidiaries, and (s) other Investments in an aggregate amount not to exceed $100,000 outstanding at any time during the term of the Agreement.”

(k) The Schedules to the Loan Agreement are hereby amended, restated and replaced with the updated Schedules attached as Exhibit A hereto.

(l) Exhibit D to the Loan Agreement is hereby amended, restated and replaced with updated Form of Certificate of Compliance attached hereto as Exhibit B.

2. Representations and Warranties. Gevo hereby represents and warrants to TriplePoint that each of the representations and warranties contained in Section 11 of the Loan Agreement is true and correct in all material respects as of the date hereof, except such representations and warranties that relate expressly to an earlier date, in which case they are true and correct in all material respects as of such earlier date, in each case, after giving effect to this Agreement and updating the Schedules to the Loan Agreement with the Schedules attached hereto as Exhibit A.

3. Conditions to Effectiveness. The satisfaction of the following shall constitute conditions precedent to the effectiveness of this Agreement:

(a) receipt by TriplePoint of this Agreement duly executed by the parties hereto; and

(b) receipt by TriplePoint of the updated Schedules attached hereto as Exhibit A, each in form and substance acceptable to TriplePoint.

4. Recitals. The recitals to this Agreement shall constitute a part of the agreement of the parties hereto.

5. Applicable Law. This Agreement has been made, executed and delivered in the State of California and will be governed and construed for all purposes in accordance with the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

6. Consent To Jurisdiction And Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each Party hereto generally and unconditionally: (a) consents to personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

7. Mutual Waiver Of Jury Trial; Judicial Reference. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and The Parties wish applicable state and federal laws to apply (rather than arbitration rules), The Parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE PARTIES SPECIFICALLY WAIVES ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY,

“CLAIMS”) ASSERTED BY ANY OF YOU AGAINST US OR OUR ASSIGNEE OR BY US OR OUR ASSIGNEE AGAINST ANY OF YOU. IN THE EVENT THAT THE FOREGOING JURY TRIAL WAIVER IS NOT ENFORCEABLE, ALL CLAIMS, INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS SECTION SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE LAWFUL SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS SECTION. THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY. THIS WAIVER EXTENDS TO ALL SUCH CLAIMS, INCLUDING CLAIMS THAT INVOLVE PERSONS OTHER THAN ANY OF YOU AND US; CLAIMS THAT ARISE OUT OF OR ARE IN ANY WAY CONNECTED TO THE RELATIONSHIP BETWEEN YOU AND US; AND ANY CLAIMS FOR DAMAGES, BREACH OF CONTRACT, SPECIFIC PERFORMANCE, OR ANY EQUITABLE OR LEGAL RELIEF OF ANY KIND, ARISING OUT OF THIS AGREEMENT.

8. Signatures. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all such counterparts together constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) and, upon such delivery, the facsimile, TIFF or PDF signature, as applicable, will be deemed to have the same effect as if the original signature had been delivered to the other party.

9. ANY AMENDMENT OF THIS AGREEMENT MAY ONLY BE ACCOMPLISHED THROUGH A DOCUMENT WITH SIGNATURES FROM EACH OF THE PARTIES HERETO.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered as of the date first above written.

“Borrower”

GEVO, INC.

By:	/s/ Patrick Gruber
Name:	Patrick Gruber
Title:	Chief Executive Officer

“Lender”

TRIPLEPOINT CAPITAL LLC

By:	/s/ Sajal Srivastava
Name:	Sajal Srivastava
Title:	Chief Operating Officer

[SIGNATURE PAGE TO 1ST AMENDMENT TO PLAIN ENGLISH GROWTH CAPITAL LOAN AND SECURITY AGREEMENT]